Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-1 of our report dated April 16, 2007 relating to the financial statements of Aegean Marine Petroleum Network Inc., appearing in the Prospectus, which is part of such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte

Deloitte.
Hadjipavlou Sofianos & Cambanis S.A.
Athens, Greece
October 24, 2007